EXHIBIT 99.01

News Release

Contacts:
FormFactor, Inc.	Investor Relations
Ron C. Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4024	(925) 290-4949
IR@FormFactor.com

FormFactor, Inc. Announces Second Quarter 2007 Financial Results

Record quarterly revenues of $114.1 million, up 24% year over year

LIVERMORE, Calif. — July 25, 2007 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the second quarter of fiscal year 2007, ended June 30, 2007. Quarterly revenues were a record $114.1 million, up 12% from $102.3 million in the first quarter of fiscal 2007, and up 24% from $92.4 million in the second quarter of fiscal 2006.

Net income for the second quarter of fiscal 2007 was $18.6 million or $0.38 per share on a fully diluted basis, which included $4.2 million or $0.08 per share of stock-based compensation, net of tax. This compares to $14.8 million or $0.30 per share on a fully diluted basis for the first quarter of fiscal 2007, which included $5.2 million or $0.11 per share of stock-based compensation, net of tax. Net income for the second quarter of fiscal 2006 was $15.3 million or $0.32 per share on a fully diluted basis, which included $3.1 million or $0.06 per share of stock-based compensation, net of tax.

“FormFactor had another outstanding quarter — setting revenue, bookings, and operating income records. Our 24% year over year growth was fueled by the particular strength of DRAM, as well as healthy NOR Flash and Logic segments. We continued to focus on the development and qualification of new products in Flash, DRAM and Fine Pitch logic to expand our offerings in multiple applications and innovate to lead the market to the next generation of testing technology,” said Igor Khandros, CEO of FormFactor.

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until July 27, 2007 at 6:30 p.m. PDT and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering confirmation code 26540387.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding product development and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the company’s ability to successfully develop and qualify new products in Flash, DRAM and Fine Pitch logic to expand its offerings in multiple applications; and the company’s continuing ability to innovate and develop and deliver the next generation of testing technology. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal period ended December 30, 2006 and the company’s Form 10-Q for the quarterly period ended March 31, 2007, filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Revenues	$114,124	$92,433	$216,395	$173,763
Cost of revenues	53,663	43,707	102,230	84,207
Gross margin	60,461	48,726	114,165	89,556

Operating expenses:
Research and development	14,384	11,627	28,485	21,403
Selling, general and administrative	23,056	17,965	45,984	33,713
Total operating expenses	37,440	29,592	74,469	55,116
Operating income	23,021	19,134	39,696	34,440

Interest income	5,557	3,889	11,001	5,711
Other income (expense), net	(61)	327	(181)	(14)
	5,496	4,216	10,820	5,697

Income before income taxes	28,517	23,350	50,516	40,137
Provision for income taxes	9,867	8,069	17,034	14,088

Net income	$18,650	$15,281	$33,482	$26,049

Net income per share:
Basic	$0.39	$0.33	$0.70	$0.60

Diluted	$0.38	$0.32	$0.68	$0.57

Weighted-average number of shares used in per share calculations:

Basic	47,893	45,920	47,639	43,730

Diluted	49,516	48,165	49,289	45,792

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$286,610	$284,131
Marketable securities	239,588	208,263
Accounts receivable, net	78,575	54,571
Inventories	32,004	24,778

Deferred tax assets	12,569	12,500
Prepaid expenses and other current assets	14,319	12,138
Total current assets	663,665	596,381

Restricted cash	2,250	2,250

Property and equipment, net	112,352	94,064

Deferred tax assets	6,913	4,689
Other assets	1,612	945
Total assets	$786,792	$698,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,055	$31,273
Accrued liabilities	27,498	28,334
Income tax payable	5,316	8,264
Deferred rent	447	448
Deferred revenue and customer advances	6,371	7,273
Total current liabilities	78,687	75,592

Long term tax payable	11,239	—
Deferred rent and other long term liabilities	5,435	5,125
Total liabilities	95,361	80,717

Stockholders’ equity:
Common stock, $0.001 par value	48	47
Additional paid in capital	545,545	504,709
Accumulated other comprehensive loss	(744)	(244)
Retained earnings	146,582	113,100
Total stockholders’ equity	691,431	617,612
Total liabilities and stockholders’ equity	$786,792	$698,329